EXHIBIT 21

SUBSIDIARIES OF FIRST ALBANY COMPANIES INC.

PLACE OF
COMPANY NAME	INCORPORATION

FIRST ALBANY CAPITAL INC	NEW YORK
FA ASSET MANAGEMENT INC	NEW YORK
FIRST ALBANY ENTERPRISE FUNDING, INC	DELAWARE
FA TECHNOLOGY VENTURES CORP	DELAWARE
FAC MANAGEMENT CORPORATION	NEW YORK
DESCAP SECURITIES, INC	NEW YORK
FIRST ALBANY CAPITAL LIMITED	UNITED KINGDOM
FIRST ALBANY FINANCIAL PRODUCTS CORP	NEW YORK